July 2016

Pricing Sheet dated July 8, 2016 relating to

 Preliminary Pricing Supplement No. 981 dated June 30, 2016

 Registration Statement Nos. 333-200365; 333-200365-12

 Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Trigger Income Securities with Upside Participation Based on the Value of the S&P 500® Index due July 13, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – JULY 8, 2016
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		July 13, 2023
Underlying index:		S&P 500® Index (the “index”)
Aggregate principal amount:		$6,607,300
Quarterly coupon:		A quarterly coupon at an annual rate of 1.50% (corresponding to $0.0375 per quarter per security) will be paid on each coupon payment date.
Coupon payment dates:		The 13th day of each January, April, July and October, beginning October 13, 2016; provided that if any such day is not a business day, that quarterly coupon will be paid on the next succeeding business day, and no adjustment will be made to any quarterly coupon payment made on that succeeding business day; provided further that the final quarterly coupon will be paid on the maturity date.
Payment at maturity:

At maturity, in addition to the final quarterly coupon payment, investors will receive a payment at maturity determined as follows:

•   If the final index value is greater than the initial index value:

$10 + ($10 x index percent increase)

•   If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level of 50% of the initial index value, meaning the value of the index has remained unchanged or has declined by no more than 50% from the initial index value:

$10

•   If the final index value is less than 50% of the initial index value, meaning the value of the index has declined by more than 50% from the initial index value:

$10 x index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 50%, and possibly all, of your investment.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		2,129.90, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		July 10, 2023, subject to adjustment for non-index business days and certain market disruption events
Trigger level:		1,064.95, which is 50% of the initial index level
Index performance factor:		final index value / initial index value
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		July 8, 2016
Original issue date:		July 13, 2016 (3 business days after the pricing date)
CUSIP / ISIN:		61766B671 / US61766B6719
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.
Estimated value on the pricing date:		$9.405 per security. See “Investment Summary” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$10	$0.30(1)
		$0.05(2)	$9.65
Total	$6,607,300	$231,255.50	$6,376,044.50

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each security they sell. For additional information ,see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary pricing supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Pricing Supplement No. 981 dated June 30, 2016

Prospectus Supplement dated February 16, 2016     Index Supplement dated February 29, 2016       Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.